Exhibit 99.1

STW Resources Elects Oil & Gas Attorney R.H. Tibaut Bowman to Board of Directors

Longtime Oil & Gas Attorney Adds More Than 35 Years Experience to STW Board

MIDLAND, Texas, Dec. 1, 2010 /PRNewswire via COMTEX/ -- STW Resources Holding Corp. ("STW Resources") (OTC Bulletin Board: STWS), a water reclamation services company, today announced the election of R.H. Tibaut Bowman to the Company's Board of Directors, effective immediately. The election of Mr. Bowman increases the Company's board to six members, including five independent directors. Mr. Bowman will serve on the Audit and Business Development committees.

Mr. Bowman has been active in the practice of oil and gas law and in the oil and gas business for 38 years as an attorney and investor in San Antonio, Texas. He was a partner in the firm of Gresham, Davis, Gregory, Worthy, and Moore, until starting a private practice in 1993. He currently serves on the Board as a general counsel for two independent oil and gas exploration companies with headquarters in South Texas and operations in various states, and also on the Board of Kuper Sotheby's International Realty. Mr. Bowman also previously served on the Board and as general counsel for Fox Photo, a NYSE-listed company, and he has extensive experience in mergers, acquisitions, and divestures in various areas including real estate, retail, wholesale businesses, and oil & gas, in both public and private sectors. Mr. Bowman is a graduate of the University of Texas (BBA- Finance '69, JD '72).

"I believe STW addresses an important and under-served issue related to water reclamation in oil & gas production, and I think there are compelling opportunities for an independent company that can deploy proven technology to address the challenge of water reclamation," commented Mr. Bowman

Stanley Weiner, CEO of STW Resources, commented, "Adding a proven industry leader like R.H. Tibaut Bowman to our board helps to reinforce our credibility in the industry. Mr. Bowman's M&A experience, coupled with his decades-long presence in the oil & gas industry, will benefit STW as we execute our strategic business plan."

STW Resources previously announced it is deploying innovative technology for cleaning and reclaiming hydraulic fracture flowback and produced waters from oil and gas production in the Marcellus Shale gas region in Pennsylvania. STW has also formed a Joint Venture, Water Reclamation Partners, LLC ("WRP"), with privately held Aqua Verde LLC, under which Aqua Verde will assign its existing Master Services Contract with a major oil & gas producer located in the Denver-Julesburg (DJ) basin, to WRP. The Company anticipates addressing water reclamation and other water solutions in other areas of the country, with a particular focus on oil & gas production.

About STW Resources

STW Resources, Inc., Midland, Texas, provides customized water reclamation services. STW's core expertise is an understanding of water chemistry and its application to the analysis and remediation of complex water reclamation projects. STW provides a complete solution throughout all phases of a water reclamation project, including analysis, design, evaluation, implementation and operations. For more information, go to: www.stwresources.com.

Investor Relations Contact: Hayden IR: Brett Maas, Managing Partner (646) 536-7331

Media Contact: Stern & Co.: Richard Stern (212) 888-0044

SOURCE STW Resources Holding Corp.